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                      [LETTERHEAD OF KELLOGG & ANDELSON]


                                                                  EXHIBIT 16


October 6, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 9-5
Washington, D.C. 20549

Re:  JANEX INTERNATIONAL, INC.
     CHANGE IN INDEPENDENT ACCOUNTANTS
     ---------------------------------

Dear Sirs/Madams:

We were previously the independent accountants for Janex International, Inc. ("Janex") and on February 17, 1995, we reported on the consolidated financial statements of Janex as of December 31, 1994 and for the two years then ended. On October 5, 1995, we were dismissed as independent accounts for Janex. We have read Janex's statements included under Item 4 of its form 8-K for October 5, 1995, and we agree with such statements.

Very truly yours,

/s/ Kellogg & Andelson

KELLOGG & ANDELSON